As filed with the Securities and Exchange Commission on April 5, 2013

Registration No. 333-29841

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-1 TO FORM SB-2

REGISTRATION STATEMENT

Under

the Securities Act of 1933

ANNAPOLIS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	6021	52-1595772
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1000 Bestgate Road, Suite 400, Annapolis, Maryland 21401

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (410) 224-4455

With a copy to:

Richard M. Lerner	Philip Feigen, Esq.
Chief Executive Officer	Patton Boggs LLP
Annapolis Bancorp, Inc.	2550 M Street NW
1000 Bestgate Road, Suite 100	Washington, DC 20037
Annapolis, MD 21401	202-457-6000
410-224-4455

(Name, Address and Telephone Number of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 on Form S-1 (this “Post Effective Amendment No. 1”) relates to the registration statement on Form SB-2 (Registration No. 333-29841) (the “Registration Statement”) registering 833,334 shares of the common stock, $0.01 par value per share (the “Common Stock”), of Annapolis Bancorp, Inc., a Maryland corporation (the “Company”).

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 22, 2012, by and between the Company and F.N.B. Corporation (“FNB”), the Company is being merged with and into FNB, effective as of 12:01 a.m. on April 6, 2013 (the “Merger”). Upon consummation of the Merger, each outstanding share of Common Stock (other than shares to be cancelled in accordance with the Merger Agreement) is being converted into and exchangeable for the right to receive 1.143 shares of FNB common stock, and, if a particular loan is successfully repaid or sold for cash before the effective time of the merger, up to $0.36 in cash per share of Common Stock; provided, however, that cash will be issued in lieu of fractional shares of FNB common stock. The Merger Agreement further provides that ANNB stock options and ANNB restricted share awards are being converted into and exchangeable for the right to purchase or receive, as the case may be, shares of FNB common stock in accordance with the Exchange Ratio.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland, on this 5th day of April, 2013.

ANNAPOLIS BANCORP, INC.

/s/ Richard M. Lerner
Richard M. Lerner
Chairman and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints Richard M. Lerner as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign this post-effective amendment to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

	Title	Date

/s/ Richard M. Lerner	Chairman and Chief Executive Officer (Principal Executive Officer)	April 5, 2013
Richard M. Lerner

/s/ Edward J. Schneider	Treasurer and Chief Financial Officer (Principal Accounting and Financial Officer)	April 5, 2013
Edward J. Schneider

/s/ Joseph G. Baldwin	Director	April 5, 2013
Joseph G. Baldwin

/s/ Walter L. Bennett IV	Director	April 5, 2013
Walter L. Bennett IV

/s/ Clyde E. Culp, III	Director	April 5, 2013
Clyde E. Culp, III

/s/ Kendel S. Ehrlich	Director	April 5, 2013
Kendel S. Ehrlich

/s/ Debbie H. Gosselin	Director	April 5, 2013
Debbie H. Gosselin

/s/ F. Carter Heim	Director	April 5, 2013
F. Carter Heim

/s/ Richard E. Hug	Director	April 5, 2013
Richard E. Hug

/s/ Stanley J. Klos, Jr.	Director	April 5, 2013
Stanley J. Klos, Jr.

/s/ Lawrence E. Lerner	Director	April 5, 2013
Lawrence E. Lerner

/s/ Michael S. McHale	Director	April 5, 2013
Michael S. McHale

/s/ Jeff W. Ostenso	Director	April 5, 2013
Jeff W. Ostenso

/s/ Lawrence Schwartz	Director	April 5, 2013
Lawrence Schwartz

/s/ Ermis Sfakiyanudis	Director	April 5, 2013
Ermis Sfakiyanudis